United States securities and exchange commission logo





                       June 19, 2020

       Steven M. Hamil
       Chief Financial Officer
       Ebix, Inc.
       1 Ebix Way
       Johns Creek, Georgia 30097

                                                        Re: Ebix, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Form 10-K for the
fiscal year ended December 31, 2018
                                                            File No. 000-15946

       Dear Mr. Hamil :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Robin Raina, Chief
Executive Officer